Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement Form F-3 and related Prospectus of Fomento Económico Mexicano, S.A. de C.V. for the registration of U.S. $345,000,000.00 aggregate amount of BD Units in the form of American Depositary Shares and to the incorporation by reference therein of our report dated January 28, 2004, with respect to the consolidated financial statements of FEMSA Empaques, S.A. de C.V. and subsidiaries, included in the Annual Report (Form 20-F) of Fomento Económico Mexicano, S.A. de C.V. for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global

/S/ C.P.C. VICTOR L. SOULÉ GARCÍA
C.P.C. Victor L. Soulé García Partner

San Pedro Garza García N.L., México

October 19, 2004